As filed with the Securities and Exchange Commission on July 30, 2008

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________

SEVERN BANCORP INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1726127
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
200 Westgate Circle, Suite 200, Annapolis, MD	21401
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan
(Full title of the Plan)

Alan J. Hyatt President and Chief Executive Officer Severn Bancorp, Inc. 200 Westgate Circle, Suite 200 Annapolis, MD 21401
(Name and address of agent for service) (410) 260-2000 (Telephone number, including area code, of agent for service)

Copy to:
Edward L. Lublin, Esquire Francis E. Dehel, Esquire Blank Rome LLP One Logan Square, 18th & Cherry Streets Philadelphia, PA 19103 Telephone: (215) 569-5500 Facsimile: (215) 832-5532

_________________________________

 CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	621,000	$6.10	$3,788,100.00	$149.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also includes such indeterminate number of shares of Common Stock as may be issued pursuant to certain anti-dilution provisions contained in the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low sale prices of the Common Stock, reported on the Nasdaq Capital Market on July 28, 2008.

Part I.   Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Severn Bancorp, Inc. 2008 Equity Incentive Plan, referred to as the Plan, as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act.

         These documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Severn Bancorp, Inc., referred to as Severn, will furnish without charge to each participant in the Plan, upon the written or oral request of such person, a copy of any or all of the documents (i) incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference into the prospectus for the Plan, and (ii) any other documents required to be delivered pursuant to Rule 428(b) promulgated by the Commission under the Securities Act.  Requests should be directed to S. Scott Kirkley, Executive Vice President and Secretary, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland  21401, telephone (410) 260-2000.

Part II.  Information Required in the Registration Statement

Item 3.  Incorporation of Certain Documents by Reference.

Severn hereby incorporates by reference in this registration statement the following documents:

(a)	Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	Severn’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;

(c)	Severn’s Current Report on Form 8-K filed on April 30, 2008 (other than Item 7.01 of the Form 8-K);

(d)	Severn’s Current Report on Form 8-K filed on July 30, 2008; and

(e)
The description of the common shares contained in Severn’s Registration Statement on Form 10 (File No. 000-49731), as filed with the Commission on June 7, 2002, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by Severn with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) (other than current reports furnished under items 2.02 or 7.01 of Form 8-K) of the Securities Exchange Act of 1934, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of the filing of these documents.

For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that is also deemed to be incorporated herein by reference modifies or supersedes such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Edward L. Lublin, a partner in the law firm of Blank Rome LLP which gave the opinion attached hereto as Exhibit 5.1, owns 13,418 shares of Severn’s Common Stock.

Item 6.  Indemnification of Directors and Officers.

Severn’s Articles of Incorporation and Bylaws, as amended, each provide that Severn shall, to the fullest extent permitted under the Maryland General Corporation Law, indemnify its directors and officers.  Section 2-418 of the Maryland Annotated Code, Corporations and Associations Article (1993) (“Maryland Code”) provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the director’s act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper benefit; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.  A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

    Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by the director in connection  with the proceeding. However, if the proceeding was a proceeding by or in the right of Severn, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to Severn. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. Maryland law provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director affirms in writing that in the director’s good faith belief, the director has met the applicable standard of conduct necessary for indemnification and undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of Severn may be indemnified by Severn to the same extent as directors.

The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

Severn’s Articles of Incorporation and Bylaws also provide that to the fullest extent permitted by Maryland law, no director or officer of Severn shall be personally liable to Severn or its shareholders for money damages.

Severn currently maintains a $10.0 million director and officer insurance policy.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement or, where so indicated have been previously filed and are incorporated herein by reference:

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9. Undertakings

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on July 30, 2008.

        SEVERN BANCORP, INC.

By:  /s/ Alan J. Hyatt
  Alan J. Hyatt
  President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan J. Hyatt and Thomas G. Bevivino, and each of them with the power to act alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective and post-effective amendments to this registration statement, and any additional registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Alan J. Hyatt Alan J. Hyatt	Chairman of the Board of Directors, President, Chief Executive Officer and Director	July 30, 2008
/s/ S. Scott Kirkley S. Scott Kirkley	Executive Vice President, Secretary, Treasurer and Director	July 30, 2008
/s/ Thomas G. Bevivino Thomas G. Bevivino	Executive Vice President and Chief Financial Officer	July 30, 2008
/s/ Melvin E. Meekins, Jr. Melvin E. Meekins, Jr.,	Vice Chairman of the Board of Directors	July 30, 2008
/s/ Melvin Hyatt Melvin Hyatt	Director	July 30, 2008
/s/ Ronald P. Pennington Ronald P. Pennington	Director	July 30, 2008
/s/ T. Theodore Schultz T. Theodore Schultz	Director	July 30, 2008
/s/ Albert W. Shields Albert W. Shields	Director	July 30, 2008
/s/ Louis DiPasquale, Jr. Louis DiPasquale, Jr.	Director	July 30, 2008
/s/ Keith Stock Keith Stock	Director	July 30, 2008

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Beard Miller Company LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).